Exhibit 10.2
MASTER SERVICE AGREEMENT
by and between
Genentech, Inc.,
F. Hoffmann-La Roche, Ltd.
and
SurModics, Inc.
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MASTER SERVICE AGREEMENT
by and between
Genentech, Inc. and SurModics.
THIS MASTER SERVICE AGREEMENT (the “MSA”) is entered into as of the 5th day of October 2009 (“Effective Date”) by and between Genentech, Inc., a Delaware corporation, with offices located at 1 DNA Way, South San Francisco, CA 94080 (“GNE”) and F. Hoffmann-La Roche, Ltd., Grenzacherstrasse 124, CH 4070 Basel, Switzerland (“Roche”) (GNE and Roche together referred to as “Genentech”) and SurModics, Inc. a Minnesota corporation with a principal place of business at 9924 West 74th Street, Eden Prairie, MN 55344 (SurModics, Inc. together with its Affiliates hereinafter referred to as “SurModics”) (each individually a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, the Parties have entered into a License and Development Agreement effective as of the date hereof (the “License Agreement”); and
WHEREAS, as part of the License Agreement, Genentech desires to purchase from SurModics, and SurModics desires to supply to Genentech, Product and Raw Materials (as hereinafter defined) in the Territory (as hereinafter defined) pursuant to the terms set forth herein.
NOW, THEREFORE, in consideration of the premises and the undertakings of the Parties hereinafter set forth, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
     Capitalized terms used but not defined herein shall have the meanings set forth in the License Agreement. As used in this MSA, the following terms, whether used in the singular or the plural, shall have the meanings set forth in this Article:
1.1 “Acceptance Criteria” shall be defined in the applicable SOW.
1.2 “Acquisition Cost” is defined in Section 13.3.4(b).
1.3 “Approved Suppliers” is defined in Section 5.5.2.
1.4 “BLA” means a Biologics License Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 600 et seq., for FDA approval of a therapeutic biological product.
1.5 “Decommissioning” is defined in Section 13.3.4.
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1.6 “EMEA” means the European Union European Medicines Evaluation Agency, or any successor agency.
1.7 “European Union” means the countries of Austria, Belgium, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Slovakia, Slovenia, Spain, Switzerland, Sweden, United Kingdom and any additional countries that may subsequently become members of the European Union.
1.8 “Facility” means the SurModics’ manufacturing facility at the location specified under the applicable SOW, or such other manufacturing facility of SurModics as Genentech may approve in writing.
1.9 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.
1.10 “GNE Materials” means any physical embodiments, supplies or materials provided to SurModics by or on behalf of GNE in connection with the Services, including the Compounds.
1.11 “Good Manufacturing Practices”, “GMP” or “cGMP” means current Good Manufacturing Practices pursuant to the U.S. Food, Drug and Cosmetic Act and any U.S. regulations found in Title 21 of the U.S. Code of Federal Regulations (including Parts 11, 210 and 211) and other regulations, policies, or guidelines, as applicable to the Manufacture of Products hereunder.
1.12 “Joint Management Team” or “JMT” is defined in Section 3.2.
1.13 “Manufacture,” “Manufactured” or “Manufacturing” means, except as otherwise provided in a SOW, the manufacture, inspection, storage and/or packaging of Product.
1.14 “Manufacturing Documentation” means all data, documents and records describing or otherwise related to the Manufacturing Process (or any part thereof) provided to SurModics by or on behalf of GNE or provided to GNE by or on behalf of SurModics as required by, and in connection with, this MSA or the Quality Agreement [*].
1.15 “Manufacturing Process” means the process for the Manufacture of Product pursuant to this MSA, the Quality Agreement and the Manufacturing Documentation, as such process may be changed from time to time in accordance with this MSA.
1.16 “Manufacturing Joint Steering Committee” or “Manufacturing JSC” is defined in Section 3.3.
1.17 “Non-Conforming” means, (a) with respect to a Product, a Product Manufactured by SurModics pursuant to this MSA that (i) fails to conform to the Specifications or Acceptance Criteria; or (ii) was not Manufactured in compliance with the Specifications,
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cGMPs, the Manufacturing Documentation, the Quality Agreement, the Standard Operating Procedures and all applicable laws and (b) with respect to any other deliverable, a deliverable that fails to conform to the requirements of this MSA or the Quality Agreement.
1.18 “PFSB” means the Japan Pharmaceutical and Food Safety Bureau of the Ministry of Health, Labour, and Welfare and its review agency, the Pharmaceutical and Medical Devices Agency, or any successor agency thereto.
1.19 “Product” means the Licensed Product or the SurModics Raw Material specified in the applicable SOW.
1.20 “Quality Agreement” means that certain quality agreement entered into by the Parties, as the same may be amended from time to time by the Parties.
1.21 “Raw Materials” means the materials used in the Manufacturing Process, including, but not limited to, chemicals, reagents, chromatography resins, and filters; and any materials used for testing, validation, qualification or other activities required to implement and support the Manufacturing Process at the Facility. Raw Materials include the SurModics Raw Materials.
1.22 “Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMEA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction of the world, involved in the granting of Regulatory Approval.
1.23 “Services” means the activities in support of GXP compliant Development and/or Manufacturing of a Product, including: manufacturing, process development and scale-up, bulk production and fill/finish work associated with the supply of such Product for research, preclinical and clinical studies and related quality assurance and quality control activities, packaging, storage, stability, release testing, and/or quality control services and other related services provided by SurModics to GNE with respect to such Product under this MSA, as further defined in the applicable SOW.
1.24 “Specifications” are defined in the applicable SOW and/or Quality Agreement.
1.25 “Standard Operating Procedures” or “SOPs” means the standard operating procedures established by SurModics generally.
1.26 “Term” is defined in Section 13.1.
1.27 “United States” means the United States of America, its territories and possessions, Guam and the Commonwealth of Puerto Rico.
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ARTICLE 2
RELATED AGREEMENTS AND EXHIBITS
2.1 Statements of Work.
     2.1.1 In General. A description of the Services to be performed and the Product to be Developed and/or Manufactured and supplied by SurModics for each project agreed upon by the Parties (each, a “Project”) shall be contained in individual appendices to this MSA (each, a “SOW”, a form of which is attached hereto as Exhibit A), executed by a duly authorized officer of each Party. Each SOW shall include all applicable process requirements, a list of any deliverables, regulatory compliance requirements, the anticipated period of performance, a Program Budget for Services [*], delivery schedules, [*], and quantity requirements. The Parties agree to negotiate, in good faith, payment criteria for each task in a SOW under a Program Budget [*]. Each SOW shall be subject to and deemed a part of this MSA. No SOW, or any modification thereto, shall be attached to or made a part of this MSA without first being executed by the Parties hereto in a writing which specifically references this MSA. To the extent any terms set forth in a SOW conflict with the terms set forth in this MSA, the terms of this MSA shall control unless otherwise expressly agreed by the Parties in such SOW.
     2.1.2 Changes to a SOW. Except as otherwise provided in Section 5.8 below for changes related to regulatory requirements, if GNE reasonably determines that modifications to a SOW are required, GNE shall communicate those proposed modifications to SurModics and the reasons therefore in writing, and the Parties shall negotiate in good faith to implement mutually acceptable modifications in an amended SOW, including any change in the timelines, budget and fees.
     2.1.3 Change Order Process.
          (a) Any change in the scope of work, timeline, the corresponding Program Budget, and/or the Project specific compensation terms or payment schedule for an individual Project will require a written amendment to the applicable SOW (“Change Order”). For clarity, Change Orders amend only the applicable SOW and not the terms and conditions of this MSA. Each Change Order will detail the requested changes to the applicable scope of work, timeline, corresponding Program Budget, Project specific compensation terms, or payment schedule. Both Parties agree to act in good faith and promptly when considering a Change Order requested by the other Party.
          (b) If the scope of a Project does not change but SurModics must perform additional work in order to perform the Services for the Project in accordance with the applicable SOW (i.e. in compliance with the Manufacturing Process), and such additional work is due to circumstances primarily within SurModics’ control, SurModics will perform the additional work at no charge to GNE. For clarity, and except as set forth in Section 6.2.2 below, Genentech will be responsible for the cost of any additional GNE Material required in the performance of such additional work,. The Parties agree that termination of either a Project or some of the Services to be performed in furtherance of the completion of a Project, in each case before the completion of
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the Project, are changes in Project scope, and the affected Project budget and payment schedule shall be modified accordingly.
2.2 Quality Agreement. The Parties have entered into a Quality Agreement effective as of the date hereof (attached hereto as Exhibit B) that governs the responsibilities related to quality systems and defines quality requirements for the Product, including quality control, testing and release of the Product.
ARTICLE 3
MANAGEMENT OF PROJECT
3.1 In General. Each Party will be responsible for its internal decision making process and for reasonably informing the other Party of decisions made affecting the Services in a regular and timely manner. Without limiting the foregoing, the Parties shall establish the joint team set forth herein to advise the Parties and execute on certain matters relating to the Services under this MSA.
3.2 Joint Management Team (JMT)
     3.2.1 Formation. Within thirty (30) days of the Effective Date, the Parties will establish a joint management team (the “Joint Management Team” or “JMT”) to oversee and manage the Services under each SOW. If there are multiple SOWs hereunder the Parties may specify separate JMT’s in the applicable SOW’s, and each reference herein to “the JMT” or “the Joint Management Team” shall be a reference to the JMT applicable to each SOW. The Joint Management Team shall consist of such number of representatives of each Party as are reasonably necessary to accomplish the goals of the SOW. Each Party shall promptly notify the other Party of its initial appointees to each JMT. Subject to Section 3.2.2 (a), each Party shall be free to change its JMT representatives effective upon written notice to the other Party.
     3.2.2 Management Team Leader.
          (a) Appointment. Within thirty (30) days of the Effective Date, each Party shall appoint an employee to act as a primary contact for such Party in connection with this MSA, including without limitation, all SOWs and any Services and other activities conducted under any Project (each, a “Management Team Leader”). The GNE Management Team Leader will be responsible for overall leadership of the Joint Management Team. A Party may replace its Management Team Leader at any time by providing written notice of the change to the other Party: provided, SurModics shall have good faith consultation with GNE prior to the change and provided further, any such new representative shall be no less qualified than the representative being replaced and shall be mutually agreed to by the Parties. GNE shall not unreasonably withhold its agreement to any such new representative proposed by SurModics.
          (b) Responsibilities. The Joint Management Team, led by the Management Team Leaders, will be responsible for [*]. The Management Team Leaders will dialog regularly about the progress of the Services and use good faith efforts to resolve any difficult issues
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regarding the Services addressed by the Joint Management Team as well as facilitate expeditious resolution of any issues escalated to the Manufacturing JSC.
3.3 Manufacturing Joint Steering Committee (Manufacturing JSC).
     3.3.1 Formation. Within thirty (30) days of the Effective Date, the Parties will establish a Manufacturing Joint Steering Committee (the “Manufacturing Joint Steering Committee” or “Manufacturing JSC”) to give direction and advice to the Joint Management Team (or Teams if more than one Project is being worked on by SurModics) relating to the Services. The Manufacturing Joint Steering Committee will be made up of at least two senior level members from each Party, representing functions within each Party directly involved in the Services; provided, however, that no Party’s representative will serve on both the Manufacturing JSC and either a JMT or JSC established under the License Agreement. Either Party may replace any or all of its representatives at any time by providing written notice to the other Party.
     3.3.2 Responsibilities. The Manufacturing Joint Steering Committee will be responsible for [*].
3.4 Meetings.
     3.4.1 JMT Meetings. The JMT shall meet at least monthly during the course of any SOW. These meetings may be called on a more frequent basis as reasonably determined by the GNE Management Team Leader. These meetings may be held via teleconference or videoconference but should be held face to face at least two times per year, alternating between the Parties facilities or at such other location as the Parties may otherwise agree. Each Party shall be responsible for all of its own expenses of traveling to and participating in any of the JMT meetings. SurModics will assume the project management responsibility for each Project; documenting meetings, maintaining a project timeline, enabling risk management planning and resource forecasting, and otherwise tracking the progress of the Services under each Project for the Joint Management Team.
     3.4.2 Manufacturing JSC Meetings. The Manufacturing JSC shall meet at least two (2) times per year during the term of this MSA. These meetings shall be held face to face, alternating between the Parties facilities or at such other location as the Parties may otherwise agree. By mutual agreement of the Parties, meetings may also be held via teleconference or videoconference. Each Party shall be responsible for all of its own expenses associated with travel to and participating in any of Manufacturing JSC meetings.
3.5 Decisions.
     3.5.1 In General. The Management Team Leaders will be responsible for making all decisions on day to day activities that do not materially impact critical milestones, Program Budgets, or supply of materials. These decisions may be made in the context of discussion at the Joint Management Team; [*]. Notwithstanding the foregoing, either Management Team Leader may escalate material issues and disputes to the Manufacturing JSC.
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     3.5.2 GNE Decisions. Notwithstanding anything to the contrary in the License Agreement, this MSA and/or the Quality Agreement, with respect to issues relating to: (i) interpretation of quality or cGMPs, (ii) acceptability of validation results, (iii) acceptability of Product testing (including in-process testing), results or procedures, (iv) disposition of any Product (including Non-Conforming Product) and/or (v) changes to a Manufacturing Process and/or Specifications, in each case, [*]. SurModics shall use Commercially Reasonable Efforts to effect any such implementation in accordance with a timeline approved by GNE. [*]
3.6 Disputes. If the Manufacturing JSC is unable to resolve a material issue or dispute presented to it, then either Party’s Manufacturing JSC representative may escalate such Dispute to the JSC established under the License Agreement, and such dispute shall be resolved in accordance with ARTICLE 3 of the License Agreement.
3.7 Committee Term Limits. Either Party may, at its sole discretion, terminate its participation on the JMT or the Manufacturing JSC at any time [*] of the Effective Date by providing [*] written notice to the other Party. Should either Party elect to terminate its JMT or Manufacturing JSC participation, the Parties will amend the respective decision making and disclosure rights and obligations enumerated in this Agreement to preserve the Parties’ respective decision making and disclosure rights and obligations in the absence of participation through the JMT or Manufacturing JSC.
3.8 No Deliverables. The Parties acknowledge and agree that the Manufacturing JSC under this Agreement is strictly for the purposes of decision making and governance of the activities conducted under a SOW to this MSA, and does not in any way include any significant deliverable of either Party.
ARTICLE 4
SERVICES
4.1 General Obligations. Subject to the terms and conditions set forth in this MSA and the License Agreement, during the Term, GNE hereby retains SurModics to perform the Services specified in the SOW(s).
4.2 Compliance with Law; Facility Permits and Licenses. SurModics shall, and shall ensure that its Project Personnel, perform the Services in accordance with all applicable laws and regulations, including, without limitation applicable GXPs. SurModics shall be responsible for obtaining and maintaining all applicable licenses and permits required for it to perform the Services hereunder.
4.3 Manufacturing Facility. Unless otherwise expressly agreed by the Parties in writing (including in a SOW), all Services shall be performed by SurModics at the Facility or by other SurModics’ personnel at SurModics’ locations. [*]
4.4 Project Personnel. It is understood that GNE is entering into this MSA, each SOW and the Quality Agreement in reliance on the commitment by SurModics to staff the Facility
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with managers, supervisors, engineers, technicians, inspectors, and other personnel including, but not limited to, temporary employees, consultants and sub-contractors (in accordance with Section 4.5 below), as SurModics deems necessary, in each case having sufficient technical expertise to perform its obligations under this MSA and the Quality Agreement (collectively, “Project Personnel”). Without limiting any other provision of this MSA, so long as such Project Personnel remain employed by SurModics, SurModics will ensure that such individuals (not specific individuals but individuals with similar functional expertise) are available to perform the obligations, as appropriate, to be provided by SurModics hereunder. In addition, SurModics shall ensure that the Management Team Leader and Project Personnel have read, understood and agreed to be bound by obligations of confidentiality and non-use at least as restrictive as those applicable to this MSA.
4.5 Subcontracting. SurModics shall not subcontract all or any portion of its obligations under this MSA without GNE’s prior written approval and in accordance with the Quality Agreement. In the event of such approval, the applicable subcontract shall be consistent with the terms and conditions of this MSA. [*]For the avoidance of doubt, SurModics may [*] to the extent such [*] are under the general supervision of SurModics’ Project Personnel, and have sufficient technical expertise, and SurModics is responsible to Genentech for their performance.
4.6 [*]
ARTICLE 5
FACILITY MODIFICATIONS, EQUIPMENT, MATERIALS, DOCUMENTATION AND
IMPLEMENTATION
5.1 In General. Modification of the Facility and/or transfer of equipment, materials and/or processes to be carried out in order to perform the Services at the Facility, are summarized below and may be further described in detail in a SOW, if applicable.
5.2 [*]
5.3 [*]
5.4 GNE Materials. GNE shall transfer to SurModics the GNE Materials and any Manufacturing Documentation in Genentech’s Control necessary to perform the Services as specified in the applicable SOW. Such transfer will be in accordance with the applicable SOW. GNE and SurModics will make their personnel available at the Facility and/or other facilities to enable the transfer and implementation of each of the foregoing. Prior to delivery of GNE Materials to SurModics, GNE shall provide documentation similar to that described in the Quality Agreement and a Certificate of Analysis or other documentation (i.e. certificate of testing, etc) as appropriate for the development stage of the GNE Material for SurModics’ review and approval. SurModics shall approve or reject such documents not more than [*] after receipt thereof, and may reject such documents only as specifically set forth in the applicable Quality Agreement. Upon SurModics’ approval of such documents, SurModics shall release GNE Material for delivery to SurModics and GNE shall deliver the GNE Material to SurModics
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in accordance with the terms and conditions of this MSA. The provisions set forth in the Quality Agreement regarding release shall control the procedures and standards for release. For purposes hereof, “Certificate of Analysis” means, as further specified in the Quality Agreement, for each shipment of GNE Material, a document prepared by GNE: (a) listing the Manufacturing date(s) of such GNE Material, and (b) certifying that all GNE Material in the shipment conform to the specifications and were Manufactured in compliance with specifications, cGMPs, the Quality Agreement, standard operating procedures and all applicable laws. The Parties shall from time to time agree upon a format or formats for the Certificate of Analysis to be used under this MSA.
5.5 Raw Materials & Change Parts.
     5.5.1 Raw Materials. [*] Specifications for the Raw Materials shall be set forth in the SOW(s).
     5.5.2 [*]
     5.5.3 Testing and Evaluation of Raw Materials. SurModics shall perform all testing and evaluation of the Raw Materials as required by the applicable SOW, Specifications, Manufacturing Documentation, cGMPs, the Quality Agreement and Standard Operating Procedures.
     5.5.4 [*]
5.6 Product Documentation. SurModics will maintain and retain true and accurate books, records, test and laboratory data, validation data, reports and copies of all other information related to the Services, including all information required to be maintained and retained under the License Agreement, this MSA, the Quality Agreement or applicable law (including cGMPs) (the “Records”). SurModics will maintain all Records in separate forms and notebooks to the extent reasonably possible (i.e., not commingled with other information) and will maintain Records for at least that period specified in the License Agreement and the Quality Agreement (or longer if required by law). GNE shall have the right to review the Records at the Facility during the time such Records are required to be maintained, as part of any audit conducted pursuant to Section 7.2.
5.7 Changes to the Manufacturing Process. Except as otherwise expressly set forth in the Quality Agreement, in the event that GNE is required by a Regulatory Authority to change the Manufacturing Process, SurModics shall use Commercially Reasonable Efforts to accommodate such required change, provided, that if any such change to the Manufacturing Process renders obsolete or unusable any Raw Materials used to manufacture the Product, and to the extent such Raw Materials can not be utilized by SurModics for its other manufacturing operations, GNE shall reimburse SurModics for the documented costs of such materials and disposal costs, if any.
5.8 Regulatory Requirements for the Manufacturing Process and the Product. In accordance with the terms of this MSA and the License Agreement, GNE shall be responsible
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for obtaining and maintaining all Regulatory Approvals required to Develop and Manufacture Product at the Facility; provided that SurModics shall use Commercially Reasonable Efforts to timely prepare, assist and enable GNE with obtaining and maintaining such Regulatory Approvals, including, without limitation, by preparing, filing and maintaining IND amendments to any existing FDA licenses held by SurModics.
ARTICLE 6
SUPPLY
6.1 In General. During the Term, and subject to the terms and conditions of this MSA and the License Agreement (including, without limitation, for supply of Licensed Product [*], SurModics agrees to supply to GNE, and GNE agrees to purchase from SurModics, such amounts of Product and other deliverables as set forth in the applicable SOW.
6.2 Acceptance of Product and Other Deliverables.
     6.2.1 Acceptance.
          (a) Product. Prior to delivery of Product to GNE, SurModics shall provide Genentech with [*]. Upon GNE’s approval of such documents, GNE shall release the Product for delivery in accordance with the Quality Agreement, and SurModics shall deliver the Product in accordance with the terms and conditions of this MSA. The provisions set forth in the Quality Agreement regarding release shall control the procedures and standards for release. For purposes hereof, “Certificate of Analysis” means, as further specified in the Quality Agreement, for each shipment of Product, a document prepared by SurModics: [*]. The Parties shall from time to time agree upon a format or formats for the Certificate of Analysis to be used under this MSA.
          (b) Other Deliverables. Upon receipt of any deliverable specified in an SOW other than Products, GNE (or its designee) shall, as appropriate, perform any testing and review required for such deliverable per any Acceptance Criteria in the SOW, and for the requirements of the Quality Agreement. Such testing and review will be completed within [*] of its receipt or such other period of time specified in a SOW.
     6.2.2 Non-Conforming Product. In accordance with Section 7.1 of the Quality Agreement, GNE will notify SurModics of any claim that Product is Non-Conforming upon GNE discovering such Product is Non-Conforming, but no later than [*] after receipt of such Product and its associated Manufacturing Documentation by GNE from SurModics. [*]
     6.2.3 Replacement Product. [*]
6.3 Delivery of Product.
     6.3.1 Shipping; Title.
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          (a) SurModics shall ship the Product (and any other deliverables) to such destinations chosen by GNE to the extent that such shipments are permitted by law for SurModics given the regulatory requirements of the exporting and the importing countries. Unless otherwise requested by GNE, SurModics shall arrange for the delivery of Product (or such other deliverables) from the Facility to such permitted destinations by carriers acceptable to, and in accordance with, GNE’s shipping instructions on [*].
          (b) SurModics will provide customary export documentation, as specified by GNE or by separate delivery and shipment documentation instructions, together with each shipment of Product (or such other deliverables). At SurModics’ request, GNE shall assist SurModics with export consultant expertise regarding shipment of Product. SurModics shall also provide GNE with all relevant shipping information (e.g., carrier, shipment details, scheduled arrival date, quantity) prior to or coincident with shipping any Product (or such other deliverables) to GNE. SurModics shall also provide GNE with all relevant storage and handling instructions for such Product with each shipment and GNE agrees to comply with such instructions.
          (c) GNE shall be the importer of record of each shipment of Product (or such other deliverables) shipped to GNE. In conjunction therewith, prior to shipping any Product (or such other deliverables), GNE shall obtain all appropriate approvals and consents of any governmental authority necessary for the import, transportation or shipment of such Product (or such other deliverables).
          (d) Any customs, freight, insurance and other shipping expenses, as well as any special packaging expense incurred by SurModics prior to delivery to GNE shall be paid by GNE upon delivery to GNE (or its designee) at the Facility. GNE shall also bear all applicable taxes, duties and similar charges that may be assessed against the Product (or such other deliverables) after delivery to GNE (or its designee) at the Facility.
     6.3.2 Storing, Packaging and Shipping Containers. SurModics shall provide sufficient and suitable cGMP storage facilities that meet the Specifications for storage of Product for a period of up [*] after release thereof. SurModics shall store, package, label and ship the Product according to the Specifications, the Quality Agreement, and according to procedures and using storage containers mutually agreed upon by GNE and SurModics in writing. [*]
ARTICLE 7
QUALITY COMPLIANCE
7.1 Quality Agreement. Both Parties are obligated to adhere to the provisions of the Quality Agreement and agree that all elements of quality assurance, quality control and the like shall be governed by the terms and conditions of the Quality Agreement. In the event of a conflict between this MSA and the Quality Agreement, this MSA shall prevail over those of the Quality Agreement, with the exception of quality-related matters and provisions that are in violation of cGMPs.
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7.2 Compliance Audits. Genentech will have the right to perform compliance audits as set forth in Section 8.1 of the Quality Agreement.
7.3 Responsibility for Recalled Products. GNE shall notify SurModics promptly if any Product manufactured by SurModics is the subject of a threatened or actual recall, market withdrawal or correction attributable to any activities conducted by of SurModics. The responsibility for any such recall shall be as set forth in the Quality Agreement.
ARTICLE 8
CONSIDERATION
8.1 Pricing. [*]
8.2 Invoices. SurModics shall invoice GNE for Services performed under this MSA in accordance with Section 7.2 of the License Agreement or the applicable SOW. [*]
8.3 Payment Terms. The provisions contained in Section 7.2 and Article 8 of the License Agreement are hereby incorporated by reference as if set forth herein in full
ARTICLE 9
OWNERSHIP OF INTELLECTUAL PROPERTY, MATERIALS AND EQUIPMENT
9.1 Equipment and Materials. [*]
9.2 Intellectual Property. The provisions contained in Articles 10 and 11 of the License Agreement are hereby incorporated by reference as if set forth herein in full.
ARTICLE 10
CONFIDENTIALITY
The provisions contained in Article 9 of the License Agreement are hereby incorporated by reference as if set forth herein in full.
ARTICLE 11
REPRESENTATIONS AND WARRANTIES
11.1 General Representations and Warranties. The provisions contained in Article 13 of the License Agreement are hereby incorporated by reference as if set forth herein in full. In addition:
     11.1.1 SurModics Representations and Warranties. SurModics represents and warrants that all Product, at the time of delivery to GNE’s designated carrier, shall: [*].
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     11.1.2 GNE Manufacturing Representations and Warranties. GNE represents and warrants to SurModics that: [*].
     11.1.3 Services Warranties SurModics represents and warrants that: (a) the Services shall be performed and completed in a good and workmanlike manner; and (b) SurModics, and SurModics’ employees and/or subcontractors assigned to perform the Services, are qualified and equipped therefor, have the requisite expertise and have all rights, licenses, permits and consents necessary to perform the Services hereunder.
     11.1.4 Compliance with Anti-Corruption Practices. SurModics represents and warrants that SurModics and its directors, officers, employees and permitted subcontractors will not, directly or indirectly, pay, promise to pay, or authorize the payment of any money, or give, promise to give, or authorize the giving of anything of value to any official or employee of any government, or of any agency or instrumentality of any government (including any official or employee of any government-controlled hospital or other healthcare organization) in connection with any Services except in exchange for legitimate services provided by such official, employee, agency, or instrumentality to achieve the purposes of this MSA. In the event that SurModics learns of any activities in violation of this Section 11.1.4, it shall immediately notify GNE and provide detailed information about the nature and extent of such activities.
ARTICLE 12
INDEMNIFICATION, INSURANCE, LIMITATION OF LIABILITY
The provisions contained in Article 14 of the License Agreement are hereby incorporated by reference as if set forth herein in full.
ARTICLE 13
TERM AND TERMINATION
13.1 Term. This MSA shall commence on the Effective Date and, unless earlier terminated in accordance with the provisions of this Article 13, shall continue in full force and effect until terminated by mutual agreement of the Parties (the “Term”).
13.2 Termination. This MSA may be terminated in accordance with Article 12 of the License Agreement (in its entirety or as to any SOW). In addition, either Party may terminate any SOW for any material breach of the MSA or such SOW by the other Party, provided, however, that the nonbreaching Party shall give the breaching Party written notice detailing such breach and indicating its intent to terminate, and, if the breaching Party fails to cure or dispute in good faith, that breach within (a) [*] after receipt of written notice of breach of an obligation to make a payment under this MSA and (b) [*] after receipt of written notice of any other breach, or a longer period of time not to exceed [*] if the breaching Party is working diligently to cure such breach.
13.3 Effect of Expiration or Termination.
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     13.3.1 In General. In the event of any termination of this MSA, or any SOW to the MSA, the terms of Sections 12.6, 12.7, and 12.8 of the License Agreement shall apply (as applicable). In addition:
     13.3.2 Effect of Termination. Following any termination of this MSA, Product or other deliverables that has been, or is in the process of being, Manufactured as of the date of notice of such termination (or which result from Manufacturing initiated prior to delivery of such notice), shall remain subject to the terms and conditions of this MSA, and such terms and conditions shall continue to survive with respect to such Product.
     13.3.3 Return of Materials. In the event of termination of this MSA or any SOW to this MSA for any reason, SurModics agrees promptly to surrender and deliver to GNE (a) all applicable GNE Materials, Product and deliverables, and (b) records, materials, equipment, drawings, documents, data and any work product of any nature in each case directly pertaining to applicable GNE Confidential Information, Product, deliverables and/or Genentech Project IP Rights, or Joint Project IP Rights, excluding original notebooks, and all other materials belonging to GNE, in SurModics’ possession. Notwithstanding the foregoing, (i) SurModics may retain and continue to use copies of such records, as required to comply with all applicable laws, and (ii) SurModics’ legal department may retain one (1) copy of the foregoing, in each case, subject to its continuing obligation of confidentiality related to this MSA.
     13.3.4 Decommissioning. Upon termination of the License Agreement, this MSA or any SOW for any reason, unless otherwise provided in this Section 13.3.4, SurModics shall promptly perform the Decommissioning, taking into account that such actions may be delayed to the extent necessary for SurModics to fulfill any obligations continuing as of the date of such termination. As used herein, “Decommissioning” means the process of verifying that all GNE contractual commitments applicable to such termination have been met, including the requirements related to the return of information and material set forth in Section 13.3.3. In addition, Decommissioning shall include the following actions by SurModics:
          (a) Cease and refrain from all Services for GNE applicable to the termination;
          (b) [*]
          (c) Any GNE equipment in SurModics’ possession shall, at GNE’s election and cost, either be (i) removed and returned to GNE, (ii) removed and destroyed, or (iii) rendered inoperable. In the event GNE does not elect to have GNE equipment removed and returned to GNE under 13.3.4(c)(i) herein, at SurModics’ election, SurModics may request GNE enter negotiations for the sale of such GNE equipment to SurModics prior to GNE making an election under 13.3.4(c)(ii) or 13.3.4(c)(iii).
     13.3.5 Costs Incurred in Decommissioning. Prior to Decommissioning, and during the period of any Decommissioning, the JMT shall meet, discuss in good faith and agree upon a plan and budget for such Decommissioning. The actual costs and expenses incurred by SurModics in performing the activities identified in Section 13.3.4 shall be borne by the Parties as follows:
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          (a) [*]
          (b) [*]
          (c) [*]
     13.3.6 No Conflict. The foregoing rights and obligations are not meant to limit any rights or obligations (including other payments or reimbursements due to SurModics) of either Party set forth in Article 12 of the License Agreement.
     13.3.7 [*]
     13.3.8 Transition of Manufacturing and Supply. Notwithstanding any provision of this MSA to the contrary, upon an early termination by GNE pursuant to Sections 12.3 or 12.5 of the License Agreement, or Section 13.2 of this MSA (for SurModics’ material breach or bankruptcy), SurModics agrees to extend the term of any SOW at GNE’s written request (which shall be at least [*] prior to the date that this MSA with respect to such SOW would terminate or expire) in order to continue Manufacturing and Supply of Product to GNE under such SOW for a reasonable period after the date the MSA as to such SOW would have terminated. If, in connection with a termination of this MSA as to a SOW, the Parties enter into arbitration in accordance with Article 15 of the License Agreement, then the effective date of termination for purposes of this Section shall not be earlier than the final resolution thereof, unless expressly agreed otherwise in writing by the Parties. GNE shall give SurModics at least [*] prior written notice of the date after which Genentech will no longer require SurModics to perform the Manufacturing and Supply of Product under such SOW.
13.4 Survival. In addition to provisions that survive pursuant to the License Agreement, the following provisions shall survive termination of this MSA: Articles 1, 9, 10, 12, 14, and Sections 13.3 and 13.4.
ARTICLE 14
DISPUTE RESOLUTION
The provisions contained in Article 15 of the License Agreement are hereby incorporated by reference as if set forth herein in full.
ARTICLE 15
MISCELLANEOUS
15.1 In General. The provisions contained in Article 16 of the License Agreement are hereby incorporated by reference as if set forth herein in full, except that Section 16.3 of the License Agreement shall not apply and instead the terms of Section 15.2 shall govern this Agreement.
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15.2 Force Majeure.
     15.2.1 Effect of Force Majeure Event. Neither Party shall be deemed to have breached this Agreement for failure to perform its obligations under this Agreement to the extent such failure results from acts of God, earthquakes, fires, floods, embargoes, wars, acts of terrorism, insurrections, riots, civil commotions or similar events (each a “Force Majeure Event”).
     15.2.2 Notice of Force Majeure. If a Force Majeure Event occurs, the Party unable to perform shall promptly notify the other Party of the occurrence of such event, and the JMT shall meet (in person or telephonically) promptly thereafter to discuss in good faith the circumstances relating thereto and possible ways to mitigate any adverse consequences arising out of the Party’s failure to perform. The Party unable to perform shall (a) provide reasonable status updates to the other Party from time to time, (b) use Commercially Reasonable Efforts to mitigate any adverse consequences arising out of its failure to perform and (c) resume performance as promptly as possible.
     15.2.3 Recovery from Force Majeure. If a Force Majeure Event prevents SurModics from Manufacturing or supplying Product under this Agreement, the Parties shall in good faith discuss changes to scheduling and production to so as to remedy any shortfall, shortage or delay. SurModics shall use Commercially Reasonable Efforts to accommodate any such changes to scheduling and production. Notwithstanding the foregoing, in the event the Force Majeure Events affects SurModics’ other customers, the changes to scheduling and production agreed upon by GNE and SurModics shall be no less favorable to GNE than those arrangements provided by SurModics to any other of its customers.
**********
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IN WITNESS WHEREOF, the Parties hereto have caused this MSA to be executed by their duly authorized representatives as set forth below.

SurModics, Inc.			Genentech, Inc.

By:	/s/ Bruce J Barclay		By:	[*]

	Name:	Bruce J Barclay		Name:	[*]
	Title:	President and CEO		Title:	[*]

F. Hoffmann-La Roche Ltd

			By:	[*]

				Name:	[*]
				Title:	[*]

			By:	[*]

				Name:	[*]
				Title:	[*]
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EXHIBIT A
FORM OF SOW
     This statement of work (the “Exhibit”) is entered into pursuant to the Master Service Agreement by and between Genentech, Inc. (“Genentech”) and SurModics, Inc. (“SurModics”) dated <Insert Date> (the “Agreement”), and is effective as of <Insert Date> (the “Exhibit Effective Date”). Capitalized terms used in this Exhibit and not otherwise defined will have the same meaning as set forth in the Agreement.
     The parties hereby agree as follows:
     1. Exhibit. This document constitutes an Exhibit to the Agreement, and the Services to be provided hereunder are subject to the terms and conditions of the Master Service Agreement.
     2. Services and Payments of Fees and Expenses. The specific Services contemplated by this Exhibit are set forth on the following attachments, which are incorporated herein by reference. [*]

Scope of Work, Timeline and Budget	ATTACHMENT I

Project Specific Compensation Terms	ATTACHMENT II

Change Order Process	ATTACHMENT III
     3. Term. The term of this Exhibit will commence on the Exhibit Effective Date set forth above and will continue until the Services described on Attachment II are complete or this Exhibit is terminated in accordance with the Agreement.
     4. Affiliates and Subcontractors. Genentech agrees that SurModics may use the services of its Affiliates or subcontractors to fulfill SurModics’s obligations under this Exhibit. SurModics will be responsible to Genentech for the performance of such Affiliates and subcontractors, and all such performance will be in accordance with the terms and conditions of the Agreement and this Exhibit.
     Subcontractors: [List as needed]
     5. Contact Information
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     SurModics Pharmaceuticals

Contact Name	Site	Department	Telephone	Email
Proposal Administration

Project Management

Business Development
     Genentech

Contact Name	Address	Telephone	Email
<Manufacturing Collaborations Site Manager>	1 DNA Way South San Francisco CA 94080
     6. Amendments. No modification, amendment, or waiver of this Exhibit shall be effective unless in writing and signed by a duly authorized representative of each party, in accordance with the Change Order process described in ATTACHMENT III to this Exhibit.
     ACCEPTED AND AGREED:

SurModics Pharmaceuticals:	Genentech, Inc.:

[Insert Signature Blocks]
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Attachment I: SOW Scope & Budget
INSERT PROPOSAL TASKS HERE
INSERT PROPOSAL TIMELINE HERE
Attachment II: Project Specific Compensation & Terms
1)	Project Budget and Total Compensation
[*]
2)	Payments
     SURMODICS shall submit (email) all invoices for this contract as follows:
Send Attn:
<Genentech Project Contact>
1 DNA Way, MS <#>
South San Francisco, CA 94080
Email / Carbon Copy: <Genentech Relationship Manager>
     All invoices must reference the PO number assigned to this contract. The purchase order number will be sent via email after the contract is executed.
     Genentech shall forward payment to SurModics as follows:
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          Attachment III: Change Order Process
15.3 Scope Change Form (SCF)

Genentech / SurModics Exhibit #______
SOW #______
Change Order Form
          (a)

Change Order Number: [#________]

(i) Description of Change(s) and Assumptions
          (b)

[*]
          (c)
Total Contract Budget Summary

Document	Effective Date	Labor Amount	Expenses Amount	Total Contract
Exhibit [#]		$—	$—	$—
Change Order #1		$—	$—	$—
Change Order #2		$—	$—	$—
Change Order #3, etc.		$—	$—	$—
Total Revised Contract:				$—

          (d) Payment Schedule Revision
     Is a revised payment schedule required? ☐ YES, It is included as an Attachment. ☐ NO
     If NO, please explain:
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15.3.2 CHANGE ORDER APPROVAL

SurModics	Genentech, Inc.

Print Name:	Print Name:

Signature:	Signature:

Approval Date: __/__/_____	Approval Date: __/__/_____
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EXHIBIT B
QUALITY AGREEMENT
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GOOD MANUFACTURING PRACTICE
TECHNICAL QUALITY AGREEMENT
Between
Genentech, Inc.
(Contract Giver)
and
SurModics, Inc.
(Contract Acceptor)
We the undersigned, agree to the terms, conditions, roles and responsibilities described in this Quality Agreement and its appendices.

Genentech, Inc.		SurModics, Inc.

[*]	9/30/09	/s/ Michael Shoup	10/1/09

[*]	DATE	Michael Shoup,	DATE
[*]		Vice President Quality, Regulatory and
[*].		Clinical Affairs SurModics, Inc.

		[*]	10/1/09

		[*]	DATE
[*]
[*]
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Confidential and Proprietary — Handle Accordingly

Quality Agreement Number- QAC-SUR-01/01

TABLE OF CONTENTS

1.0	GENERAL INFORMATION		3
	1.1	Introduction	3
	1.2	Parties to Agreement	3
	1.3	Scope	3
	1.4	Duration, Review and Changes to this Agreement	4
	1.5	Ultimate Quality Responsibility	4
	1.6	Quality Oversight and Person-in-Plant (PIP)	5
	1.7	GMP Commissioning	5
	1.8	Execution of Responsibilities	6
2.0	LICENSES		6
	2.1	Establishment License	6
	2.2	Product Licenses	6
3.0	GOVERNING REGULATIONS, RULES AND PROCEDURES		6
	3.1	Governing Regulations and Rules	6
	3.2	SurModics Procedures	7
4.0	MATERIALS		7
	4.1	Sources	7
	4.2	Suppliers	7
	4.3	Receipt, Testing, Control and Release	8
5.0	PROCESSING OF PRODUCT		8
	5.1	Batch Numbering	8
	5.2	Holding, Shipping, and Destruction of Samples	8
	5.3	Reprocessing and Reworking	9
6.0	QUALITY CONTROL TESTING		9
	6.1	Analytical Methods	9
	6.2	Quality Control Testing and Approval	9
	6.3	Stability Testing	10
	6.4	Out of Specification (OOS) Quality Control Testing Results	10
7.0	GENERAL QUALITY SYSTEMS		10
	7.1	Disposition of Product	10
	7.2	Deviations	11
	7.3	Validation	13
	7.4	Change Control	13
	7.5	New Product Introduction	14
	7.6	Product Complaints, Adverse Events, and other Post-Release Issues	14
	7.7	Document Retention	15
	7.8	Sub-contracting	15
	7.9	QA Reserve Samples	15
8.0	COMPLIANCE AUDITS AND INSPECTIONS		16
	8.1	Compliance Audits	16
	8.2	Regulatory Authority Inspections	16
	8.3	Regulatory Agency Contacts	17
Appendix I — Glossary			22
Appendix II — Change History Log			25
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1.0	GENERAL INFORMATION

1.1	Introduction
1.1.1	Genentech, Inc. is a leading biotechnology company engaged in the manufacture, marketing and sales of pharmaceutical products. It operates under one common quality management system in compliance with current Good Manufacturing Practices (cGMP).

1.1.2	SurModics, Inc. is a leading pharmaceutical and biotechnology company engaged in the contractual manufacture of pharmaceutical and medical device products. It operates under one common quality management system in compliance with cGMP.

1.1.3	Genentech Inc. (“GNE”) desires to entrust SurModics, Inc. (“SurModics”) to perform activities related to the manufacture of GNE Products. GNE and SurModics are to define their roles and responsibilities hereunder according to the intentions of the GMP regulations. The manufacturing arrangements relating to the manufacture of the Product are governed under the Master Service Agreement between GNE and SurModics effective September 30, 2009 (the “Master Service Agreement”).

1.1.4	Capitalized terms not defined in the Glossary attached as Appendix I shall have the meaning set forth in the Master Services Agreement.
1.2	Parties to Agreement
1.2.1	This GMP Technical Quality Agreement (the “Quality Agreement”) is hereby entered into by and between GNE, a Delaware corporation, and SurModics, a Minnesota corporation, and must be adhered to in the processing of the Product for GNE governed by the Master Service Agreement. SurModics and Genentech are each referred to herein individually as a “Party” and collectively as the “Parties.” The addresses of the Parties are:

GENENTECH, Inc.	SurModics, Inc.
1 DNA Way	9924 West 74th Street
South San Francisco, CA 94080	Eden Prairie, MN 55344
1.3	Scope
1.3.1	Subject to Section 1.3.4, this Quality Agreement is applicable to the manufacturing, processing, testing, and storage of the Product by SurModics for GNE.

1.3.2	The appendices and enclosures to this Quality Agreement are an integral part of this Quality Agreement and are incorporated into this Quality Agreement by this reference.

1.3.3	In addition to this Quality Agreement, SurModics and GNE shall create, approve, and maintain a document that details Product specific requirements (hereinafter referred to as the “PSR Document”) for each Product. This
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Quality Agreement Number- QAC-SUR-01/01

document shall, at a minimum, contain contact information for designated representatives from SurModics and GNE who shall oversee the respective obligations regarding the Product and this Agreement, a process overview of the Product, a list of raw materials and suppliers required to produce the Product, disposition cycle times, list of batch documentation, any special shipping and handling requirements, and any additional applicable information as required per this Quality Agreement or deemed necessary by both parties.

1.3.4	This Quality Agreement pertains to the processing of the Products for administration to humans as governed by clinical trial authorizations and marketing authorizations (e.g. Investigational New Drug applications and Biologics License applications). It does not pertain to the supply of Products for research and development use. The mutual roles and responsibilities between GNE and SurModics related to the Quality system requirements for, as well as the Product-specific Quality requirements are defined.
1.4	Duration, Review and Changes to this Agreement
1.4.1	This Quality Agreement shall be effective as of the last date all required signatures are appended above (the “Effective Date”) and shall expire at the termination of the Master Service Agreement for the Product. The following sections shall survive termination of the Master Service Agreement until such time as defined in this Quality Agreement: sections 7.6, 7.7, 7.8, 7.9, 8.2, 8.3, and such other sections that by their terms are understood to survive the termination of the Master Service Agreement. The Parties acknowledge and agree that a similar quality agreement will be executed upon termination of the Master Service Agreement in the event an agreement for the manufacture of Phase III/IV material or commercial Product is negotiated between the Parties.

1.4.2	This Quality Agreement shall be reviewed for accuracy and compliance with the GMP regulations by both parties on at least a biennial cycle. Changes or supplements to this Quality Agreement or to the appendices and enclosures can only be made by mutual consent of amendments in writing. Such amendments to the Quality Agreement will be recorded and filed in APPENDIX II: — Change History Log, with each subsequent revision.

1.4.3	It is the responsibility of both parties to replace a superseded provision with an approved amendment. Superseded copies may be retained for historical records, but should be marked to appropriately indicate the historical status of the document.

1.4.4	It is the responsibility of both parties to ensure that their staff is adequately informed and any procedural or documentary changes resulting from an amendment are implemented in the areas affected by the changes.
1.5	Ultimate Quality Responsibility
1.5.1	In the event of a conflict between this Quality Agreement and the Master Service Agreement, the Master Service Agreement shall govern, except to the extent such provisions are in violation of the GMP regulations. Notwithstanding the foregoing, this Quality Agreement shall govern with respect to the assignment of responsibilities and obligations of each party to
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undertake those measures to assure the Quality of the Products and with respect to determinations of ability for release.

1.5.2	GNE’s Quality Unit has sole authority for final disposition of Product for clinical use.

1.5.3	SurModics has the responsibility to implement and operate all quality systems as required by GMP regulations where the Product will be distributed. SurModics shall ensure that all quality systems operated by SurModics are compliant for GMP production and that they operate to a standard mutually agreed upon by both parties.

1.5.4	If not otherwise defined in this Quality Agreement, the provisions of SurModics’ Quality management systems and Standard Operating Procedures shall be applied to these operations.
1.6	Quality Oversight and Person-in-Plant (PIP)
1.6.1	GNE shall have the right to provide GNE employees on SurModics’ premises (the GNE employees hereinafter referred to as the “PIP”) for the purpose of providing advice and coordinating reviews, approvals or other actions required by this Quality Agreement upon reasonable notice and as mutually agreed upon. Such GNE employees shall conduct themselves in accordance with SurModics’ visitor policy. The GNE PIP activities, at the discretion of GNE, can also be performed remotely.

1.6.2	SurModics shall provide adequate space for the PIP when on site and shall ensure that the PIP is kept fully informed of all issues that arise that may affect the Quality of the Product. The PIP shall act as a single liaison between SurModics and GNE for Quality issues.

1.6.3	[*]
1.7	GMP Commissioning
1.7.1	GMP Commissioning is a process for approving the initiation of GMP activities at SurModics for a new manufacturing facility or a new manufacturing process related to the Product.

1.7.2	Prior to the initiation of GMP production, SurModics shall allow the GNE Quality Unit to perform GMP commissioning activities. This commissioning exercise is to document that the facility, process, procedures and personnel are ready to initiate GMP production as it relates to the Product.

1.7.3	The commissioning checklist and acceptance criteria shall be drafted by GNE and approved by both SurModics and GNE prior to execution.

1.7.4	SurModics shall not perform new GMP activities for the Product until the GMP Commissioning is complete and approved by the GNE and SurModics Quality Units.
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1.8	Execution of Responsibilities
1.8.1	In the execution of their relevant responsibilities, both Parties agree to conduct the necessary reviews, approvals, rejections and consents in a timely manner and within the time limits specified. Where any party requires the consent of the other, such consent will not be unreasonably withheld or delayed.

1.8.2	In this Agreement, “approval,” “authorization,” or “written communication” shall mean on official letterhead or approved forms, and signed by the authoring party’s Quality Assurance (QA) representative. Transmission of such written documentation may be by mail or electronic system (i.e., facsimile, scan).
2.0	LICENSES

2.1	Establishment License
2.1.1	If applicable, SurModics shall obtain and maintain a valid manufacturer’s license for the facilities [*].
2.2	Product Licenses
2.2.1	GNE shall, in accordance with applicable regulations, have sole authority for applying for any Product licenses with the regulatory agencies per section 5.1 of License and Option Agreement. GNE shall inform the appropriate regulatory authorities of any change to the approved licenses for the Product through supplements or amendments and informing SurModics of the same.

2.2.2	Upon request of any governmental or regulatory authority, both Parties shall provide to each other, any data and information relating to the Product which may be necessary for regulatory approval and maintenance efforts with respect to the licenses.
3.0	GOVERNING REGULATIONS, RULES AND PROCEDURES

3.1	Governing Regulations and Rules
3.1.1	SurModics shall ensure that the systems for the manufacture, processing, testing, packing, holding and shipping of the Product at SurModics comply with:
•	Current Good Manufacturing Practice, including but not limited to US 21 CFR Part 11, 210, 211, and if applicable 820.

•	The requirements of this Quality Agreement.

•	The approved master documentation records (i.e., production records, specifications).

•	Any additional regulations adopted by the regulatory authorities where the Product will be distributed. GNE shall inform SurModics, in advance, of any other countries where the Product will be distributed and any registration differences.
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3.1.2	GNE shall have the right to ensure SurModics’ compliance with Section 3.1.1 above as described per Section 1.6 (PIP) and Section 8.1 (Compliance audits).
3.2	SurModics Procedures
3.2.1	SurModics shall create and maintain Quality systems compliant with cGMP, with associated Standard Operating Procedures that enable both Parties to execute their roles and responsibilities under the terms and conditions as described herein.

3.2.2	SurModics shall provide GNE with copies of effective Standard Operating Procedures related to the manufacture, processing, testing, packing and holding of the Product upon reasonable request by GNE.
4.0	MATERIALS

4.1	Sources
4.1.1	SurModics and/or GNE shall supply all materials required for the Product in accordance with the MSA and certify that their Quality is in compliance with the current “Note for Guidance on minimizing the risk of transmitting spongiform encephalopathy agents via human and veterinary medicinal products” EMEA/410/01, Rev. 2 or update (“TSE Guidelines”).

4.1.2	GNE shall provide the bulk drug substance to SurModics for further processing in accordance with the MSA. GNE certifies that the provided bulk will be processed according to GMP and the materials used in its processing will be sourced in compliance with the TSE Guidelines.
4.2	Suppliers
4.2.1	[*]

4.2.2	SurModics shall perform, or arrange to have performed, assessments of suppliers of raw materials and components required for GNE Products to ensure that the supplier’s Quality and manufacturing system are compliant with cGMPs.

4.2.3	[*]

4.2.4	SurModics shall notify the GNE Quality Unit when a supplier’s qualification status changes. Upon request by GNE, SurModics shall request from its suppliers permission to allow GNE to review SurModics audit reports.

4.2.5	If GNE supplies any raw materials and components to SurModics for use in processing of the Product, SurModics will rely on GNE’s certification that the supplier’s Quality systems are adequate.
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4.3	Receipt, Testing, Control and Release
4.3.1	SurModics/GNE shall receive, sample, test, control and release components and raw materials for the Product in accordance with the approved material specifications.

4.3.2	SurModics shall implement and maintain approved material specifications, analytical methods, inspection methods, and sampling plans as required per each material required for GNE Products. The GNE Quality Unit’s prior written approval of such documentation is required. GNE’s approval of the material specifications, analytical methods, inspection methods, and sampling plans shall be performed via SurModics’ quality control system.
5.0	PROCESSING OF PRODUCT

5.1	Batch Numbering
5.1.1	SurModics shall use the GNE batch numbering system for all GMP Product produced by SurModics.

5.1.2	GNE shall issue batch numbers to SurModics, who shall assign a batch number to each Product batch. For purposes of tracking, SurModics may assign an internal SurModics batch number in addition.

5.1.3	SurModics shall record the GNE batch number onto the appropriate production records. SurModics shall keep track of GNE batch numbers to ensure batch numbers are assigned appropriately.

5.1.4	SurModics shall record the GNE batch number on the appropriate Product Batch labeling (i.e., vial label, shippers)
5.2	Holding, Shipping, and Destruction of Samples
5.2.1	SurModics shall hold the Product and raw materials in storage according to the PSR and cGMP requirements. SurModics shall ensure that appropriate cGMP controls are in place to prevent cross-contamination, theft, interference, or mix-up with any other materials.

5.2.2	SurModics shall ship the Product according to GNE shipping requirements per approved procedures. GNE shall communicate the shipping requirements to SurModics in writing.

5.2.3	Upon receipt of the Product from GNE for further processing, SurModics shall read the temperature monitors and report any temperature Deviations to the GNE Quality Unit within [*].

5.2.4	Any temperature Deviations observed during shipment and/or holding of the Product at SurModics will be handled per Section 7.2. SurModics shall investigate the root cause and identify appropriate corrective actions for Deviations that occur while the Product is under SurModics’ control.
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5.2.5	GNE shall be responsible for assessing the impact on Product as a result of temperature Deviations either during Product shipment and/or during holding of the Product at SurModics.

5.2.6	SurModics shall destroy Product rejects (for example, inspection rejects, bulk waste, and rejected batches) per SurModics’ procedures. SurModics shall ensure that proper handling, segregation, and documentation of any destruction is performed.
5.3	Reprocessing and Reworking
5.3.1	Prior to any Product batch being reprocessed or reworked, SurModics must obtain approval of the GNE Quality Unit in advance. Reprocessing and reworking are considered Significant Deviations and shall be handled in accordance to Section 7.2. [*]

5.3.2	[*]
6.0	QUALITY CONTROL TESTING

6.1	Analytical Methods
6.1.1	SurModics shall implement and maintain in-process material and final Product analytical methods.

6.1.2	The GNE Quality Unit’s prior written approval for all Product-specific analytical methods is required.
6.2	Quality Control Testing and Approval
6.2.1	SurModics shall sample and test in-process and final Product batches according to the approved specifications, sampling plans and analytical methods.

6.2.2	SurModics shall report all quality control results on a “Certificate of Analysis” (COA). SurModics shall include all in-process results with the batch records.

6.2.3	SurModics shall not destroy any QC retain samples until the Product batch has been dispositioned by GNE.

6.2.4	GNE shall provide reference materials and critical reagents to SurModics to be used in the testing of the Product.

6.2.5	For testing performed at GNE, SurModics shall collect the samples, appropriately label and store the samples, and ship the samples per the current validated shipping procedure to GNE within [*] of collecting the samples.

6.2.6	GNE QC shall perform a review of raw quality control data for in-process and final Product batches to ensure quality standards are being maintained until such time that GNE can qualify SurModics to perform independent data review as defined per GNE procedure.
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6.3	Stability Testing
6.3.1	SurModics shall be responsible for maintaining a routine stability testing program for the Product per approved procedures.

6.3.2	SurModics shall write, approve and submit stability protocols for the Product to GNE for approval.

6.3.3	SurModics shall provide GNE with the results of stability testing in support of the approved shelf life within [*] of completion of the stability testing.

6.3.4	SurModics shall communicate any out of specification results obtained during stability testing of the Product to the GNE Quality Unit in accordance with Section 7.2.

6.3.5	GNE shall determine and approve the expiry and/or retest period, storage, and shipping conditions based on formal stability studies conducted for the Product.
6.4	Out of Specification (OOS) Quality Control Testing Results
6.4.1	In the event that SurModics obtains an initial OOS result, a preliminary lab assessment shall be conducted per SurModics’ approved procedures. This assessment will include at a minimum, a review of all equipment used, sample and reagent preparation, and documentation associated with the test session. No additional testing of the Product shall be conducted during this preliminary lab assessment.

6.4.2	If no determinate error is identified in the assessment conducted pursuant to Section 6.4.1, then SurModics shall notify the GNE Quality Unit per the Section 7.2. No additional analysis shall be conducted on the Product prior to notifying the GNE Quality Unit.

6.4.3	The GNE Quality Unit shall approve OOS investigations and associated corrective and preventative actions, unless an analytical error is identified in the assessment as described in section 6.4.1 and the results are invalidated and testing is repeated on a new sample
7.0	GENERAL QUALITY SYSTEMS

7.1	Disposition of Product
7.1.1	The SurModics Quality Unit must certify in writing that each batch of Product has been manufactured, tested, packaged and stored in accordance with cGMPs, the Master Batch Production Record (MBPR) and applicable SOPs.

7.1.2	The SurModics Quality Unit shall review and approve all batch documentation according to SurModics’ approved procedures prior to release of the Product batch to GNE.

7.1.3	All Deviations must be clearly identified in batch records, and must be fully investigated and completed prior to the approval of batch records. SurModics
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shall perform a cumulative assessment of all Deviations that occurred during the manufacturing, holding, and testing of the Product.

7.1.4	GNE has the sole authority for final disposition of the Product. SurModics shall notify the GNE Quality Unit of any Product batch being considered for rejection by SurModics prior to any formal reject disposition. For Product assigned a reject disposition by SurModics, GNE shall have the right to take possession of the Product. GNE shall authorize the destruction of any rejected Product batches.

7.1.5	SurModics shall not release any batches with open Major Changes or validations that are lot-release impacting.

7.1.6	Any problem discovered by GNE that would result in the rejection of a Product batch shall be communicated to SurModics as soon as practical, but in all cases within [*] following receipt of the release documentation.
7.2	Deviations
7.2.1	Any Deviation shall be documented and approved by personnel designated by SurModics from each of the relevant departments and by the SurModics Quality Unit, in accordance with SurModics’ approved procedure for Deviation management.

7.2.2	Significant Deviations require notification of the GNE Quality Unit within [*] of discovery.
•	Significant Deviations are defined as events that are observed during production, quality control testing including out-of-specification (OOS) results as described in section 6.4.2 above, and/or batch record review that may reasonably result in a Deviation from Product specifications, that may adversely impact the safety, identity, strength, purity or quality of the Product, and/or violate cGMPs or the Product license that could impact the releasability of the Product. Examples of Significant Deviations include:
•	Failure of Product to meet certificate of analysis (COA) specifications

•	Operations outside of validated limits

•	Suspected introduction of adventitious agents/contaminants in the Product

•	Excursions to environmental conditions (EM) in the primary filling area

•	Incorrect or unsuitable raw materials, components, or equipment used during the manufacturing of the Product

•	Reprocessing and reworking of the Product, [*]

•	Process discrepancies that adversely impact other Product process steps, lots, or Products batches whether distributed or not

•	Media fill and sterility positives/failures
7.2.3	SurModics shall obtain GNE Quality Unit approval for all Significant Deviations.
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7.2.4	SurModics shall inform the GNE Quality Unit within [*] of any Significant Deviation relating to other products, produced using the same equipment train as that used for the Product, if the Deviation could have an impact on the Product. SurModics will provide as much detail as possible regarding the Deviation. In the event that customer confidentiality agreements regarding other products prevent SurModics from providing certain documentation or detail, SurModics may provide redacted copies of documentation or a summary of the Deviation.

7.2.5	SurModics shall be responsible for investigating all Deviations per its approved procedures. SurModics will allow the GNE Quality Unit to actively participate in the development of investigation action plans related to Significant Deviations related directly to the Product or that could have impact on the Product. All investigation plans should be approved prior to implementation and should include at minimum:
•	Lots impacted

•	Description of action to be taken

•	Rationale for this action

•	Individual/department responsible for the action

•	Target completion date

•	Pre-approval by SurModics’ QA
7.2.6	SurModics shall submit investigation plans before their implementation for all Significant Deviations. Those plans shall be evaluated by the GNE Quality Unit. Any additional testing required to support an investigation, including OOS investigations, must be pre-approved by the GNE Quality Unit.

7.2.7	When necessary, GNE shall provide a technical assessment or other data to support the investigation.

7.2.8	Significant Deviation reports shall include a description of the event, impacted lots, determination of cause, quality impact assessment, and identification of corrective and preventive actions. Quality impact assessments should determine the impact of the event on the safety, Quality, identify, potency and purity of the Product, other lots of the Product, validation, and GMP compliance.

7.2.9	After completion of the report related to Significant Deviations, SurModics shall submit to GNE a copy of a completed report. This report shall be reviewed by the GNE Quality Unit. Within [*], the GNE Quality Unit will either approve the Significant Deviation, or notify SurModics of additional information or actions required before approval of the Significant Deviation report.

7.2.10	SurModics shall [*] notify the GNE Quality Unit of any problems that are discovered that may have impact to Product batches previously shipped to GNE. Notice shall be made within [*] of the discovery of a potential quality problem with a released batch of Product.
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7.3	Validation
7.3.1	SurModics shall maintain systems that demonstrate manufacturing processes, facilities, utilities, equipment, and automation will reliably and repeatedly perform their intended function in the manufacture and testing of the Product.

7.3.2	As applicable, SurModics shall maintain a Validation Master Plan (VMP), which includes the validation program overview and requirements for the facility and equipment required to manufacture and test the Product. This VMP must be acceptable to GNE.

7.3.3	SurModics shall periodically re-validate, as appropriate, facilities, utilities, equipment, and automation per the VMP and other approved procedures.

7.3.4	GNE shall have the right to review all validation reports related to the manufacturing and testing of the Product. These validations must be acceptable to GNE. [*]
7.4	Change Control
7.4.1	SurModics shall utilize a change control system to ensure appropriate review of all changes.

7.4.2	The GNE Quality Unit shall approve any change to the following master documentation maintained by SurModics for GNE Products:

[*]

7.4.3	SurModics shall review all changes to determine if the change is a Major Change (as defined in the Glossary). If there is any doubt regarding whether a change is a Major Change, SurModics shall contact the GNE Quality Unit, and the parties shall jointly make this determination. It is understood between parties that changes as a result of pharmacopoeia test methods updates are not Major Changes.

7.4.4	In addition to Major Changes, SurModics shall notify the GNE Quality Unit in writing of any Minor Changes that affect GNE specific documents, equipment or processes, on at a minimum quarterly basis. Such notification shall contain a description of the change, the implementation date of the change, and the status of the change. Minor changes may be implemented by SurModics prior to such notification to GNE.

7.4.5	SurModics shall notify the GNE Quality Unit in writing of any Major Changes that may impact the Product Quality, validated status and/or have regulatory impact to:

[*]

7.4.6	Such notifications shall be communicated in writing in a timely manner so as to allow GNE to evaluate the affect of the change on Product Quality and/or obtain appropriate regulatory approvals prior to implementation.

7.4.7	At a minimum, such notification will contain a description of the change, the rationale for the change, the proposed implementation date, the qualification,
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validation, and/or comparability testing and acceptance criteria to prove that the Major Change does not adversely affect Product Quality.

7.4.8	SurModics shall provide all documentation of a Major Change to GNE for review and approval. This includes, but is not limited to, the description and rationale of the change and supporting documentation such as validations or technical assessments.

7.4.9	GNE’s review and approval/rejection of Major Changes prior to implementation is required. Within [*], GNE shall approve the change, request additional information, or provide justification for the rejection of a change.

7.4.10	After completion of a Major Change, SurModics shall provide the GNE Quality Unit in writing with supporting data and reports that demonstrate the Major Change is valid and have been found acceptable by SurModics.

7.4.11	Emergency changes are changes that must be performed prior to the receipt of GNE approval in order to avoid Product loss or to eliminate a safety hazard. Emergency changes must be categorized and documented as previously described and notification must be provided to the GNE Quality Unit for evaluation within [*] of the change implementation.

7.4.12	For changes proposed by GNE, GNE shall notify SurModics in writing of any Product-related changes. SurModics shall implement these changes in a timely manner and in accordance with SurModics procedures and the Master Service Agreement.
7.5	New Product Introduction
7.5.1	SurModics shall not use the same facilities and/or equipment used for processing the Product for the processing of beta-lactams, e.g. penicillin or cephalosporins.

7.5.2	SurModics shall inform the GNE Quality Unit in writing per the change control Section 7.4, when [*]. For confidentiality reasons, SurModics shall only be required to provide detail to the level of the class of product.

7.5.3	Prior to introduction of a new product into the line, SurModics shall perform a cleaning verification/validation according to SurModics’ procedures in order to exclude cross contamination of the Product from other product campaigns.
7.6	Product Complaints, Adverse Events, and other Post-Release Issues
7.6.1	GNE shall have sole authority for resolving all customer complaints and adverse events, related to the Product.

7.6.2	It is expected that most product complaints and adverse events for the Product shall be received by GNE. Any reports received by SurModics shall be forwarded to the GNE Quality Unit within [*].

7.6.3	If GNE requests a technical evaluation, documentation review, or sample inspection from SurModics to support a Product complaint/adverse event,
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SurModics shall report any findings to GNE in writing, signed, within [*] of notification by GNE, or as required per section 8.3.6. SurModics shall provide GNE with an update as to the progress of the investigation within [*] of notification by GNE.

7.6.4	SurModics shall notify the GNE Quality Unit within [*] of any other complaint with any other products manufactured by SurModics that by nature of similarity of material or manufacturing, that has reasonable potential to adversely impact the Product.

7.6.5	If the Product in any batch fails to comply with the agreed Quality standards, either upon receipt or during the shelf-life of the Product (i.e., during stability testing), as a result of operations conducted at SurModics, GNE will contact SurModics in writing to assist with the investigation.
7.7	Document Retention
7.7.1	SurModics shall maintain the original Batch records consisting of manufacturing, packaging, Quality Control, release, storage and delivery documentation, Raw Data and records for each Batch of Product in a secure location for a period of [*].

7.7.2	Prior to the destruction of any Product records at SurModics, SurModics shall notify the GNE Quality Unit and the records shall be sent to GNE, unless otherwise directed in writing by the GNE Quality Unit.
7.8	Sub-contracting
7.8.1	Consistent with Section 4.5 of the Master Services Agreement, SurModics shall not subcontract to a Third Party any of the work entrusted under this Quality Agreement, without the GNE Quality Unit’s prior written approval.

7.8.2	In the event that SurModics, with the written permission of the GNE Quality Unit, sub-contracts any operation under this Quality Agreement to a Third Party, SurModics shall ensure that it enters into a written agreement with the sub-contractor that sets out the respective technical and quality responsibilities of each party [*].

7.8.3	SurModics may use contract laboratory testing facilities to support the testing of the Product. SurModics shall only use testing facilities that have been approved by the SurModics Quality Unit per SurModics’ procedures. Quality Agreements between SurModics and those facilities must be in place.
7.9	QA Reserve Samples
7.9.1	SurModics shall maintain and inspect the reserve samples as required per cGMP regulations.

7.9.2	SurModics shall provide GNE with a summary of the results of the annual inspection of the reserve samples within [*] of completion. In the event any deterioration is observed during this inspection, SurModics shall contact GNE in accordance to the Deviation section 7.2.
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8.0	COMPLIANCE AUDITS AND INSPECTIONS

8.1	Compliance Audits
8.1.1	SurModics shall permit GNE to conduct preparatory audits for the initiation of GMP manufacture of the Product, pre-approval audits, for cause audits, and routine and follow-up compliance audits upon reasonable notice and as mutually agreed upon. Such audits are intended to assure GNE that SurModics maintains adequate premises, equipment and staff with sufficient knowledge and experience to carry out all operations relating to the Products. Such GNE auditors shall conduct themselves in accordance with all applicable SurModics’ policies and procedures and in such a manner as not to disturb SurModics operations.

8.1.2	SurModics shall allow GNE to review all relevant records required to perform such audits during normal business hours. The start date and duration of the audits shall be agreed upon by both Parties. [*]

8.1.3	GNE shall provide a written report to SurModics of all observations after the completion of the audit.

8.1.4	SurModics shall provide a written response to GNE within [*] of receipt of the audit report. Such response shall describe in detail the corrective actions to be implemented by SurModics. SurModics may request an extension of time to provide a written response when necessary to prepare a comprehensive corrective action plan. Such an extension request will propose an appropriate timeframe in which to submit a final response along with justification for the extension request.

8.1.5	For-cause audits, by nature, will require scheduling as soon as possible. SurModics will make concerted efforts to schedule all such audits promptly.
8.2	Regulatory Authority Inspections
8.2.1	SurModics shall [*] notify the GNE Quality Unit of any regulatory authority contact, including facility inspections, sample requests, and written contact related to the Product.

8.2.2	[*]

8.2.3	[*]

8.2.4	SurModics shall refer any GNE submission and GNE-specific related queries from regulatory agencies about the Product to GNE.

8.2.5	Any deficiencies noted during a GNE territory regulatory authority inspection of SurModics premises, which relate directly or indirectly to the manufacturing, testing, storage, or quality systems related to the Product, must be brought to the attention of the GNE Quality Unit within [*].

8.2.6	SurModics shall secure GNE’s written agreement prior to making any commitments to a regulatory authority regarding the Product.
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8.2.7	SurModics shall provide GNE a redacted copy (i.e., redacted for information pertaining to other products) of any regulatory inspection report related to the Product and SurModics’ response to the inspection reports.
8.3	Regulatory Agency Contacts
8.3.1	[*] SurModics shall promptly provide GNE with a copy of any regulatory correspondence relevant to the Product.

8.3.2	GNE shall notify SurModics [*] in writing of any regulatory issues that GNE knows shall impact SurModics’ ability to manufacture the Product.

8.3.3	SurModics shall maintain a Drug Master File (DMF) for their facilities and allow GNE to reference such files upon request. SurModics shall inform the GNE Quality Unit in writing any time the DMF is updated (i.e., a new product introduction).

8.3.4	GNE shall have sole authority for preparing and filing any regulatory submissions per section 5.1 of License and Option Agreement.

8.3.5	GNE shall have sole authority, as between the parties, for filing applicable reports to regulatory agencies, such as Field Alerts and Biological Product Deviation Reports related to the Product.

8.3.6	Regulatory reporting may be required for problems such as stability failures, out of specification results, Significant Deviations, product complaints, or adverse events for the Product. When requested by GNE, SurModics shall work collaboratively with GNE for filing any such report thought to be due to operations conducted by SurModics. Investigations at SurModics shall be conducted in accordance with regulatory reporting requirements. GNE and SurModics shall mutually agree upon a timeframe for completion of the investigation on a case-by-case basis.

8.3.7	Regardless of which Party receives the initial contact or inquiry from a GNE territory regulatory authority regarding the Product, such receiving party will [*] inform the other party. GNE and SurModics shall agree, on a case-by-case basis, which party shall respond to such contact/inquiry. All correspondence with a GNE territory regulatory authority regarding the Product will be shared with GNE prior to it being sent to the GNE territory regulatory authority. Copies of all correspondence by one party shall be provided to the other party.
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Genentech, Inc.

APPENDIX I: — Glossary
Capitalized terms used but not defined herein shall have the meanings set forth in the License Agreement or the MSA. As used in this Quality Agreement, the following terms, whether used in the singular or the plural, shall have the meanings set forth in this Article

Word/Phrase	Meaning

Analytical Method:	A document describing the procedure for sample and standard preparation, instrument parameters, system suitability requirements (as necessary), testing, calculation and reporting of results.

Annual Report:	Annual Reports are annual updates submitted to the FDA after an IND goes into effect (ref.: 21 CFR 312.33) or a New Drug Application or Biological License Application is approved (ref.: 21 CFR 314.81).

Audit:	An appraisal that determines the degree of adherence to pre-defined criteria and results in a judgment. Examples are audits of systems and documentation. Audits are typically performed by someone not involved in the activity being audited in order to give the audit a degree of independence.

Batch or Lot:	A specific quantity of a drug or other material that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.

Quality Control Master Document (QCMD)/Certificate of Analysis (COA):	The Quality Control Master Document is equivalent to a Certificate of Analysis is the listing of all tests performed to release a batch and the results.

Deviation:	Event in the manufacturing process, testing and/or support system that is outside of approved operating parameters, the Product license, approved procedures, policies, standards, or specifications, or a departure from accepted cGMP’s.

Final Drug Product:	A finished dosage form, for example, tablet, capsule, solution, etc., that contains an active drug ingredient generally, but not necessarily, in association with inactive ingredients. The term also includes a finished dosage form that does not contain an active ingredient but is intended to be used as a placebo.

Field Alert or Biological Product Deviation Report:	All drug manufacturers with approved New Drug Applications or Biological License Applications are required to submit Field Alert Reports or Biological Product Deviation Reports, respectively, to the FDA if they find any significant problems with an approved drug (ref.: 21 CFR 314.81 or 600.14).

Good Manufacturing Practice (GMP) or cGMP:	That part of quality assurance aimed at ensuring that products are consistently manufactured to a quality appropriate to their intended use, the regulations for which are encoded in the US Code of Federal Regulations, Title 21, Sections 210, 211, 600 and the EU Commission Directive 2003/94/EC (the ‘GMP Directive’).
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Genentech, Inc.

Word/Phrase	Meaning

In-Process Material:	Any material fabricated, compounded, blended, or derived by chemical reaction that is produced for, and used in, the preparation of the Drug Product.

Lot Number or Batch Number:	Any distinctive combination of letters, numbers, or symbols, or any combination of them, from which the complete history of the manufacture, processing, packing, holding, and distribution of a Batch or Lot of Drug Product or other material can be determined.

Major Change:	A change that may impact the Product Quality or validated status, and/or may require regulatory action (for example, changes requiring an Annual Report or pre-approval submission).

Minor Change:	A change that does not impact the validated status, Product Quality, or Product License.

Master Batch Production Record (MBPR):	A pre-approved record that includes the formulation and describes the procedure to be followed when manufacturing and/or packaging Products. Once approved the MBPR is reproduced in a controlled manner and the reproduction is used to record the actual processing of each batch. This reproduced record is referred to as a production or batch record or batch ticket.

Quality:	The totality of features and characteristics of a product or service that affect its ability to satisfy a given need. Essential elements of Product quality are the identity, strength, purity, potency and safety. These elements are primarily controlled by Testing Monographs and Master Processing Records.

Quality Assurance (QA):	The sum total of the organized arrangements made with the purpose of ensuring that the product meets the specifications and is of the quality required for its intended use and shall specifically include, without limitation, all activities as set forth in this Quality Agreement.

Quality Control (QC):	The sampling, specification-setting, testing, documentation and analytical procedures that provide independent results of required tests, which contribute to the evaluation of the quality of a material.

Quality Unit	The organizational entity, at either GNE or SurModics, that has been identified to the other party as having responsibility for activities or approvals described in this Quality Agreement.

Raw Data:	Any original laboratory worksheets, records, memoranda, note, document, or exact copies thereof, which are the result of original observations that are necessary for reconstruction and evaluation of processing, Quality Control or Quality Assurance activities. Raw data may include photographs, microfilm or microfiche copies, computer printouts, magnetic media, including dictated observations, and recorded data from automated instruments.

Recall:	Tracing and recovery, as far as possible, of every item of a particular batch or of several batches of finished products after they have left the manufacturer.
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Genentech, Inc.

Word/Phrase	Meaning

Reprocessing:	The repeating of an individual step, as identified in a relevant SOP, in order to fulfill the intended purpose of that step which was either completed or not completed originally, and to bring the Product into conformance with specifications.

Reworking:	The repeating of one or more step within the process or the performance of any additional process steps not covered in approved license in order to bring the Product into conformance with specifications.

Shelf Life:	The period of time during which the Product is designed to meet all registered safety, efficacy and quality requirements if stored in the prescribed manner. The re-test and/or expiry date are calculated by adding this period of time to the date of manufacture (with or without rounding to the end of the calculated month).

Specification:	A formally approved document listing the tests, Analytical Methods and acceptance criteria specific to material. It is used to determine the Quality of a material.

Standard Operating Procedure (SOP):	A document, approved by appropriate management, describing stepwise procedures for compliance with a regulation, policy or system. Compliance with an SOP is required, and Deviations must be documented.
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SurModics/GNE Quality Agreement
21 of 21

Genentech, Inc.

APPENDIX II: — Change History Log

Revision #	Description of, and Rationale for Changes

1.0	New Quality Agreement
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